EXECUTION VERSION

LOCK-UP AGREEMENT

This Lock-up Agreement (this "Agreement"), is dated as of December 12, 2011, and is made by and among the undersigned parties (each, a "Locked-Up Holder" and, collectively, the "Locked-Up Holders"), each solely in its capacity as a beneficial owner (as defined below) of shares of 6.25% Series A Cumulative Convertible Preferred Stock (the "Preferred Shares") and all holders of such shares, the "Preferred Shareholders") issued by Emmis Communications Corporation ("Emmis").

RECITALS

A.
On December 1, 2011, Emmis launched a modified "Dutch auction" tender offer to purchase up to $6,000,000 in value of Preferred Shares at a price per share not less than $12.50 and not greater than $15.56 (the "Tender Offer"). The Tender Offer is currently scheduled to expire at 5:00 p.m., New York City time, on December 30, 2011, unless extended. Depending on the final purchase price of the offer, if the offer is fully subscribed, Emmis could purchase between 385,604 and 480,000 Preferred Shares representing approximately 14.8% to 18.4% of the issued and outstanding Preferred Shares as of December 1, 2011.

B.
Prior to commencement of the Tender Offer, Emmis entered into securities purchase agreements structured as "total return swaps" (the "Purchase Agreements") with holders of Preferred Shares representing a total of 1,484,679 Preferred Shares (the "Purchased Shares"). Under the terms of the Purchase Agreements, the Purchased Shares remain outstanding and eligible to be voted, and Emmis obtains the authority to direct the voting of the Purchased Shares.

C.
Furthermore, as disclosed in the Offer to Purchase filed by Emmis on December 1, 2011, if Emmis is able to obtain the ability to direct the vote of at least 66 2/3% of the issued and outstanding Preferred Shares following the completion of the Tender Offer, Emmis may elect to, among other things, amend or eliminate various rights of the Preferred Shares, including but not limited to: (i) reducing or eliminating the liquidation preference of the Preferred Shares, (ii) removing the ability of the holders of Preferred Shares to require Emmis to repurchase all or any portion of such holders' Preferred Shares upon a change of control or certain going-private transactions, (iii) removing Emmis' obligation to pay to holders of Preferred Shares the amount of dividends in respect of their Preferred Shares that are currently accrued and unpaid, (iv) changing the designation of the Preferred Shares from "Cumulative" to "Non-Cumulative" such that dividends or distributions on the Preferred Shares shall cease to accrue, (v) eliminating the rights of the holders of Preferred Shares to nominate directors to Emmis' Board of Directors as a result of arrearages in dividends, and (vi) eliminating the restrictions on Emmis' ability to pay dividends or make distributions on its Common Shares prior to paying accrued and unpaid dividends or distributions on Preferred Shares. If the above-described amendments are made, the market value of the Preferred Shares remaining outstanding will be materially and adversely affected, and Emmis may engage in various actions that are currently prohibited or limited by the various terms and provisions of the Preferred Shares.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Locked-Up Holders hereby agree as follows:

1.   Agreement. Solely in its capacity as a beneficial owner of Preferred Shares, each Locked-Up Holder covenants and agrees that it will not (i) tender any Preferred Shares beneficially owned by it (whether beneficially owned on the date hereof or with respect to which beneficial ownership is acquired after the date hereof (such Preferred Shares with respect to which beneficial ownership is acquired after the date hereof, the "Future Preferred Shares")) into the Tender Offer, as may be amended and / or extended, or (ii) sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly, including, without limitation, by any "total return swap" arrangement or derivative transaction, or any other agreement, arrangement or understanding which could cause the ability to direct the vote of the Preferred Shares to be transferred or otherwise restricted, any Preferred Shares to Emmis, any affiliate or associate of Emmis (each as defined under Rule 12b-2 under the Exchange Act), Zell Credit Opportunities Master Fund, L.P. ("Zell") or any affiliate or associate of Zell, in either case without the prior written consent of the Requisite Locked-Up Holders, and it will take all necessary action to achieve the foregoing.

2.   Sale/Acquisition.

(a)    For a period commencing with the date hereof until the termination of this Agreement pursuant to Section 4 hereof each Locked-Up Holder hereby agrees not to sell, assign, transfer, hypothecate or otherwise dispose of, directly or indirectly, including, without limitation, by any "total return swap" arrangement or derivative transaction, or any other agreement, arrangement or understanding which could cause the ability to direct the vote of the Preferred Shares to be transferred or otherwise restricted, (i) any Preferred Shares or (ii) any option, interest in or right to acquire any Preferred Shares, in either case absent the prior written consent of the Requisite Locked-Up Holders and unless the transferee thereof agrees in writing to be bound by the terms of this Agreement by executing and delivering to all Locked-Up Holders a joinder substantially in the form attached hereto as Annex A. In the event any Locked-Up Holder receives the prior written consent of the Requisite Locked-Up Holders to effect any of the transactions described in the foregoing clauses (i) and (ii), it shall give written notice to all Locked-Up Holders no later than the first business day after giving effect to any such transaction. This Agreement shall in no way be construed to preclude the Locked-Up Holders from acquiring Future Preferred Shares or Common Shares or any interest therein; provided, that any Future Preferred Shares so acquired shall automatically be deemed to be subject to the terms and conditions of this Agreement for so long as this Agreement remains in effect; provided further, that a Locked-Up Holder shall give written notice to all Locked-Up Holders no later than the five business days after acquiring beneficial ownership of any such Future Preferred Shares or Common Shares; provided further that notice shall be given within one business day following the purchase of 10,000 or more Preferred Shares.

(b)    Each Locked-Up Holder further agrees that, without the prior written consent of the Requisite Locked-Up Holders, it shall not, and shall cause its affiliates and associates (each as defined in Rule 12b-2 under the Exchange Act) not to, enter into any agreement, arrangement or understanding with any person for the purpose of holding, voting or disposing of any securities of Emmis, or derivative instruments with respect to securities of Emmis.

3.   Ownership and Authority; Additional Information. Each Locked-Up Holder shall deliver to Gibson Dunn & Crutcher LLP ("Gibson Dunn"), at the address provided in Section 13 hereof, a beneficial ownership certificate, substantially in the form attached hereto as Annex B (the "Ownership Certificate"), promptly upon any change (by acquisition, sale or otherwise) of its beneficial ownership of Preferred Shares or Common Shares. In addition, each Locked-Up Holder agrees to promptly furnish to Gibson Dunn (a) any information necessary or appropriate for the making of any required or advisable public filing or amendment thereto and (b) any other information supplementing information contained in any publicly filed statement or amendment thereto as is necessary in order to make the statements contained in such publicly filed statement or amendment not misleading.

4.   Conditions; Termination.

(a)   Except for the obligations contained in Section 1 hereof, this Agreement shall automatically terminate upon the earlier of (i) January 31, 2012 (the "Termination Date") or (ii) the written notice of the Requisite Locked-Up Holders of the termination of this Agreement. The Termination Date may be extended to a later date by written notice of the Requisite Locked-Up Holders. The obligations imposed by Section 1 hereof shall survive the termination of this Agreement pursuant to clause (i) or (ii) of this Section 4(a), and shall only terminate upon the prior written consent of the Requisite Locked-Up Holders.

(b)   In the event of termination of this Agreement pursuant to this Section 4, the obligations of the Locked-Up Holders hereunder, except those obligations imposed by Section 1 hereof, shall cease, and no party shall have any liability to any other party hereunder; provided, however, that no such termination shall relieve any party of liability for any willful and material breach of this Agreement prior to the effectiveness of such termination.

5.   Representations and Warranties. Each of the Locked-Up Holders hereby represents and warrants as to itself, that the following statements are true, correct and complete, as of the date hereof:

(a)   Beneficial Ownership. It is the beneficial owner of the Emmis securities and swaps or other derivative transactions relating to Emmis securities set forth on the signature page hereto.

(b)   Securities Laws. Neither it nor its affiliates or associates (i) is the beneficial owner of any securities of Emmis or is a party to any swaps or other derivative transactions relating to securities of Emmis, other than as described in the signature page hereto or (ii) has any agreement, arrangement or understanding with any person for the purpose of acquiring, holding, voting or disposing of any securities of Emmis, other than this Agreement.

(c)   Power and Authority. It has all requisite power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

(d)   Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

6.   Acknowledgement. Each Locked-Up Holder agrees that it shall be responsible for compliance with any obligations such Locked-Up Holder may have pursuant to Section 13(d) or Section 16 of the Exchange Act, if any, to the extent it may be deemed part of a "Group" within the meaning of Rule 13d-5(b) under the Exchange Act or otherwise relating to its beneficial ownership of securities of Emmis (including, without limitation, making all filings, if any, required to be made by it on Schedule 13D and Forms 3, 4 and 5), it being agreed that no Locked-Up Holder shall be responsible for any such non-compliance by any other Locked-Up Holder other than itself.

7.   Effectiveness. This Agreement shall not become effective and binding on the parties hereto unless and until counterpart signature pages hereto shall have been executed and delivered by the parties hereto and it is executed by beneficial owners of at least seven hundred and fifty thousand (750,000) Preferred Shares.

8.   Miscellaneous.

(a)   Additional Signatories. Additional beneficial owners of Preferred Shares, with the prior consent of the Requisite Locked-Up Holders, may join and be bound by all of the terms of this Agreement by executing and delivering to all Locked-Up Holders a joinder substantially in the form attached hereto as Annex A.

(b)   Definitions. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

(i)   "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(ii)   "Common Shares" shall mean shares of any class of Emmis' Common Stock.

(iii)   "Requisite Locked-Up Holders" shall mean Locked-Up Holders party hereto beneficially owning more than two-thirds of the Subject Preferred Shares, but in no event shall less than two (2) Locked-Up Holders constitute the Requisite Locked Up-Holders.

(iv)   "Subject Preferred Shares" shall mean the Preferred Shares beneficially owned by the Locked-Up Holders on the date hereof and any Future Preferred Shares.

9.   Amendments. This Agreement may not be modified or amended except in a writing signed by the Requisite Locked-Up Holders.

10.   Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and this Agreement shall be governed by, the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Locked-Up Holders hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding, may be brought in any federal or state court of competent jurisdiction in the Borough of Manhattan of The City of New York.

By execution and delivery of this Agreement, each Locked-Up Holder hereby irrevocably accepts and submits itself to the exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and hereby waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.

11.   Headings. The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

12.   Limitation on Assignment; Successors and Permitted Assigns. None of the parties hereto may assign any of its respective rights or obligations under this Agreement. This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, heirs, executors, administrators and representatives.

13.   Notice. Any notices or other communications to one or more Locked-Up Holders required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, at the names and addresses on the applicable signature page or pages hereto, with a copy to, Gibson, Dunn & Crutcher LLP, 3161 Michelson Drive, Irvine, California 92612, Attn: James J. Moloney, Esq. Any notice or communication to any party shall be deemed to have been given or made as of the date so delivered, if personally delivered; on the date actually received if sent by registered or certified mail, postage prepaid; and when receipt is acknowledged, if telecopied.

14.   No Agency or Advisory Relationship. Except as expressly provided herein, each Locked-Up Holder is acting independently of the others with respect to its investment in securities of Emmis and no Locked-Up Holder has the authority to represent or bind any other Locked-Up Holder. Each Locked-Up Holder (either itself or together with its investment manager) is a sophisticated financial investor that has conducted and will continue to conduct its own investigation into the affairs of Emmis as it may deem necessary for the purposes of its own investment, and no Locked-Up Holder is providing any other Locked-Up Holder with investment, tax, legal or other advice. No Locked-Up Holder is a fiduciary of any other Locked-Up Holder.

15.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Faxed or pdf signatures shall be valid and binding for all purposes.

16.   Coordination of Public Statements. Each Locked-Up Holder agrees that it shall, and shall cause its affiliates to, consult with the other Locked-Up Holders prior to making any public announcement concerning Emmis and/or its investment in Emmis and, where the Requisite Locked-Up Holders object to all or any part of a public announcement, not make such public announcement except to the extent it is believed in good faith, based on the advice of counsel, to be required by applicable law or regulation.

17.   Expenses. The Requisite Locked-Up Holders may from time to time agree in writing that certain expenses to be incurred in connection with their respective investments in the Preferred Shares shall be "Joint Expenses" for purposes of this Section 17. Unless otherwise agreed, any Joint Expenses will be for the ratable account of the Locked-Up Holders in accordance with the percentage of the Preferred Shares beneficially owned by them as of the date of the designation of such expenses as Joint Expenses (disregarding, for this purpose, any shares held by another Locked-Up Holder that may be deemed to be beneficially owned solely by virtue of the Locked-Up Holders being deemed a "group" within the meaning of Rule 13d-5(b) under the Exchange Act). Amounts incurred by a Locked-Up Holder with respect to Joint Expenses in excess of its ratable share will be reimbursed by the other Locked-Up Holders on demand upon presentation of appropriate supporting documentation. Other than Joint Expenses, each Locked-Up Holder shall bear its own costs and expenses in connection with this Agreement and its investment in Emmis.

18.   Liability. No Locked-Up Holder nor any of its affiliates, or any of their respective partners, members, employees, counsel, agents or representatives shall be liable to any other Locked-Up Holder or its affiliates, in each case for any loss, liability, damage or expense arising out of or in connection with this Agreement, any Schedule 13D or any Form 3, 4 or 5, or amendment thereto, filed by any Locked-Up Holder or its affiliates, or the actions or transactions contemplated hereby or thereby, except to the extent such loss, liability, damage or expense is caused by such party's actual and material breach of the express provisions of this Agreement, gross negligence, fraud, bad faith or willful misconduct.

19.   No Third Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto and no other person or entity.

20.   Specific Performance. It is understood and agreed by each of the parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any party and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach.

21.   Further Acknowledgement. The parties to this Agreement agree and acknowledge that certain Locked-Up Holders are executing this Agreement as investment advisors for, and on behalf of, certain investment funds and institutional separate accounts. Notwithstanding the foregoing, by executing this Agreement, each such Locked-Up Holder executing this Agreement in such capacity further represents and warrants to the other Locked- Up Holders that (i) it has the requisite power and authority to agree to all of the matters set forth in this Agreement with respect to the Emmis securities such Locked-Up Holder beneficially owns in its capacity as investment advisor with discretionary authority, (ii) it has the full authority on behalf of all such funds and accounts to vote, transfer and hold all the Emmis securities such Locked-Up Holder beneficially owns, and (iii) it has all requisite power and authority to enter into this Agreement and to perform its respective obligations under, this Agreement, on behalf of each such fund.

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IN  WITNESS  WHEREOF, each  of  the  parties  hereto  has  caused  this  Agreement  to  be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

Zazove Associates LLC

By:	/s/ Steven M. Kleiman
Name: Steven M. Kleiman
Title: Chief Operating Officer

Address: 1001 Tahoe Blvd. City/State/Zip: Incline Village, NV 89451 Country: USA

Telecopy: (847) 239-7101

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 473,153

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

Corre Opportunities Fund, LP

By:	/s/ John Barrett
Name: John Barrett
Title: Managing Partner

Address: 1370 Avenue of the Americas, 29th Floor City/State/Zip: New York, NY 10019 Country: USA

Telecopy: (646) 863-7161

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 159,090

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

DJD Group LLLP

By:	/s/ Don DeFosset
Name: Don DeFosset
Title: General Partner

Address: 4221 W. Boy Scout Blvd. Suite 1000 City/State/Zip: Tampa, FL 33607 Country: USA

Telecopy: (813) 902-9408

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 76,810

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

By:	/s/ Kevan A. Fight
Name: Kevan A. Fight
Title: N/A

Address: 6787 Walter Waite Ct. City/State/Zip: Brecksville, Ohio 44141 Country: USA

Telecopy: (440) 570-0202

Preferred Shares Beneficially Owned by Such Locked-Up Holder: 57,750

Common Shares Beneficially Owned by Such Locked-Up Holder: -0-

ANNEX A

This Joinder to the Lock-Up Agreement, dated as of December____, 2011, by and among the Locked-Up Holders signatory thereto (the "Agreement"), is executed and delivered by________________ (the "Joining Party") as of_________________, 2011. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.
Agreement to be Bound. The Joining Party hereby agrees to join and be bound by all of the terms of the Agreement. The Joining Party shall hereafter be deemed to be a "Locked-Up Holder" for all purposes under the Agreement.

2.
Representations and Warranties. The Joining Party hereby makes, as of the date hereof, the representations and warranties of the Locked-Up Holders set forth in the Agreement in Sections 1 and 5 thereof.

3.
Governing Law. This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

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IN Witness Whereof, the Joining Party has caused this Joinder to be executed as of the date first written above.

JOINING PARTY

By:
Name:
Title:

Address:
City/State/Zip:
C ountry:

Telecopy:

Preferred Shares Beneficially Owned by Such
Joining Party:

Common Shares Beneficially Owned by Such
Joining Party:

ANNEX B

OWNERSHIP CERTIFICATE

This Ownership Certificate, dated as of December____, 2011 is being delivered pursuant to Section 3 of the Lock-Up Agreement (the "Agreement"), dated as of December____, 2011, by and Among the Locked-Up Holders1 signatory thereto. The undersigned, on behalf of itself and its affiliates, certifies, represents and warrants that, as of the date hereof, it has acquired or transferred and is the beneficial owner of Preferred Shares and Common Shares of Emmis as follows.

	Preferred Shares	Class A Common Stock	Class B Common Stock	Class C Common Stock
Previously Owned
Acquired
Transferred
Current Ownership

The undersigned, on behalf of itself and its affiliates, further certifies, represents and warrants that, as of the date hereof, it does not beneficially own any other securities of Emmis other than as set forth herein, and that it is not a party to any swaps or other derivative transactions relating to Preferred Shares or Common Shares of Emmis, except as disclosed on Schedule 1 hereto.

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______________

1  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Ownership Certificate to be executed and delivered by its duly authorized officer as of the date first above written.

LOCKED-UP HOLDER

By:
Name:
Title:

Address:
City/State/Zip:
Country:

Telecopy:

SCHEDULE 1

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